EXHIBIT 99.1

CONTACT:                                                                                                           FOR IMMEDIATE RELEASE

Eric H. Bjerkholt (investors)

IntraBiotics Pharmaceuticals, Inc.

(650) 526-6840

Jim Weiss (media)

WeissCom Partners, Inc.

(415) 203-0328

IntraBiotics Announces Topline Results of Phase III

Clinical Trial of Iseganan in Radiotherapy Patients

Mountain View, CA — May 3, 2002 — IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI), today announced top-line results of its 545 patient Phase III clinical trial of lead product, iseganan hydrochloride (HCl) oral solution, to treat patients undergoing radiotherapy to prevent or reduce ulcerative oral mucositis (UOM), a debilitating side effect of cancer therapy.

The trial showed no difference between iseganan and placebo in the primary or secondary end-points.  The group of patients who received iseganan and the group of patients who received placebo did better than the group of patients who received only standard of care.

The Company is still in the process of fully analyzing and evaluating these data and full results will be presented during an oral presentation on May 21st at the 38th Annual Meeting of the American Society for Clinical Oncology (ASCO).

“Based on these results, iseganan does not appear to provide clinical benefit for patients undergoing radiotherapy,” said Dr. Ernest Mario, Chairman and Chief Executive Officer of IntraBiotics.  “In the meantime, we are continuing our Phase III study of iseganan in high-dose chemotherapy patients and expect to announce that data by the end of this year.  Our previous studies have indicated potential clinical benefit in this patient group, so we remain hopeful about this and other possible future applications for iseganan, including ventilator-assisted pneumonia and cystic fibrosis.  We are planning to begin a Phase II trial with iseganan in ventilator-assisted pneumonia in the second half of this year.  So while disappointing, these results do not change our plans to develop iseganan and to acquire other products in the future as part of our long-term strategy to commercialize high-value anti-infectives, oncology therapeutics and other products that present attractive opportunities for the company and our shareholders.”

About Iseganan

Iseganan hydrochloride (HCl) oral solution is a broad-spectrum, fast-acting antibiotic that functions by a novel mechanism of action, substantially reducing the likelihood that microbial resistance will develop.  It is the first in a new class of antibiotic peptide drugs known as protegrins, which are naturally-occurring substances in mammals that form part of the first line of defense against invading bacteria and fungi.

Early stage clinical trials have been completed with iseganan for prevention of ventilator-associated pneumonia (VAP), and for treatment of respiratory infections associated with cystic fibrosis.  These indications could significantly expand the market for this product in the future.

About IntraBiotics Pharmaceuticals, Inc.

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing and commercializing high-value anti-infectives and oncology therapeutics.  Additional information is available at the Company’s web site, www.intrabiotics.com.

Certain statements in this press release, such as statements regarding product development, clinical developments and projections of future expenses, contain forward-looking information. As such, they are subject to the occurrence of many events outside of IntraBiotics’ control and are subject to various risk factors that could cause IntraBiotics’ results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials or unforeseen safety issues; the Company’s ability to raise capital when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2001.

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